Exhibit 99.1

Warren Resources Announces Second Quarter 2014 Financial and Operating Results

•                  Announced $352.5 Million Marcellus Acquisition

•                  Total Revenue Increases 14% to $35.0 Million

•                  Net income Increases 17% to $10.8 Million, or $0.15 per Diluted Share

•                  Oil Production Increases 8% to approximately 281,000 barrels

•                  Gas Production Increases 2% to approximately 1.63 Bcf

•                  EBITDA* Increases 1% to $21.9 Million

NEW YORK, August 11, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its second quarter 2014 financial and operating results. Warren reported net income of $10.8 million, or $0.15 per basic and diluted share, compared to net income of $9.2 million, or $0.13 per basic and diluted share for the second quarter of 2013.

Warren’s adjusted net income* for the second quarter of 2014 was $8.8 million, or $0.12 per diluted share, compared to adjusted net income of $5.5 million, or $0.08 per diluted share, for the second quarter of 2013.

In addition, Warren’s EBITDA* for the second quarter of 2014 was $21.9 million, compared to EBITDA of $21.7 million for the second quarter of 2013.

Warren’s cash flow from operations in the second quarter of 2014 was $23.9 million, compared to $16.4 million in the second quarter of 2013. The Company’s discretionary cash flow* (excluding the impact of changes in working capital) in the second quarter of 2014 was $22.1 million, compared to $18.1 million for the second quarter of 2013.

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, “We are very pleased to announce our second quarter results, which continue to build on the success of our first quarter in 2014 and the 2013 full year.  Our cash flow from operations in the second quarter increased 45% over the second quarter of 2013 as we continue to effectively develop our inventory of oil assets in California and our gas assets in Wyoming.”

“In addition, in July we executed an agreement to acquire substantially all of the Marcellus gas assets of Citrus Energy and two additional working interest owners for $352.5 million, including $40 million of Warren common stock priced at $6 per share.  This accretive acquisition doubles Warren’s reserves, triples our production and positions Warren with an excellent, self-funding platform in one of the premier natural gas basins in the U.S.  We are currently closing the transaction together with Warren’s issuance of $300 million of 9% Senior Notes due 2022.  With the Citrus team joining Warren, we plan to establish a Denver office and look forward to future growth opportunities across our portfolio.”

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA

Second Quarter of 2014 Results

Warren’s oil and gas revenues increased 9% to $33.6 million in the second quarter of 2014, compared to $30.7 million in the second quarter of 2013. This primarily resulted from an increase in oil production and pricing in the second quarter of 2014 compared to the second quarter of 2013.

Warren’s oil production for the quarter ended June 30, 2014 increased 8% to approximately 281,000 barrels of oil, compared to approximately 262,000 barrels of oil in the second quarter of 2013. In the second quarter of 2014, Warren produced approximately 1.63 net billion cubic feet (“Bcf”) of natural gas, compared to approximately 1.59 net Bcf of natural gas in the second quarter of 2013, or an increase of 3%.

The average realized price per barrel of oil was $97.59 for the second quarter of 2014 compared to $95.60 for the second quarter of 2013. Additionally, the average realized price per thousand cubic feet (“Mcf”) of natural gas was $3.76 for the second quarter of 2014 compared to $3.60 for the second quarter of 2013. These realized commodity prices exclude the cash effect of derivative activities.

Transportation revenue for the second quarter of 2014 was $1.4 million. This revenue resulted from fees received for transporting gas through our Atlantic Rim intrastate gas pipeline, which connects to the Wyoming Interstate Company pipeline system. Transportation expense totaled $0.6 million for the second quarter of 2014. Warren began recording this revenue and expense as a separate line item in the fourth quarter of 2013 due to the change in the point of sale for our Atlantic Rim gas that occurred during that period.

Total operating expenses were largely held flat at $24.2 million during the second quarter of 2014, compared to $24.1 million during the second quarter of 2013. Lease operating expenses and taxes increased by 11% to $9.2 million, or $16.67 per barrel of oil equivalent (“BOE”), in the second quarter of 2014, compared to $8.3 million, or $15.81 per BOE, during the same period in 2013. This increase was primarily attributable to increased workover expense in the Atlantic Rim.

Depreciation, depletion and amortization expenses were $10.5 million for the three months ended June 30, 2014, or $19.07 per BOE, which represents an 11% decrease over the $11.8 million in same period in 2013. This decrease reflects an increase in estimated proved reserves at year-end 2013, which resulted in the calculation of a lower overall depletion rate for 2014 compared to 2013.

General and administrative expense decreased by $0.1 million, or 2%, to $3.9 million for the second quarter of 2014. This decrease reflects lower salary and overhead expense resulting from the departure of several higher paid individuals in 2013. G&A in the second quarter of 2014 included $0.1 million of non-recurring expenses.

Other income increased to $2.2 million in the second quarter of 2014, compared to $16 thousand in the second quarter of 2013. This reflects a recapture of prior period expenses of $2.2 million, which resulted from the conclusion of an internal evaluation of post-production costs and taxes chargeable to royalty owners in the Wilmington Townlot Unit (“WTU”).

Interest expense decreased to $0.6 million in the second quarter of 2014 compared to $0.7 million in the same quarter last year.

The net loss on derivative financial instruments was $1.7 million during the three months ended June 30, 2014, which was comprised of a $1.5 million realized loss on oil and gas commodity price derivatives and a $0.2 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Recent Acquisition — Marcellus

On July 7, 2014, Warren announced it reached an agreement to acquire substantially all of the Marcellus assets of Citrus Energy Corporation and two additional working interest owners for $352.5 million. The transaction is expected to close on August 11, 2014. Under the purchase and sale agreement, the purchase price will consist of $40 million in Warren common stock priced at $6.00 per share, with the remainder of the purchase price paid in cash. Warren will finance the cash portion of the purchase price through borrowings under its credit facility and proceeds from the high yield debt offering anticipated to close on August 11, 2014.

As estimated by Netherland, Sewell & Associates, Inc., Warren’s independent reserve engineers, the acquisition included approximately 204.8 billion cubic feet of estimated net proved reserves as of June 30, 2014, which included 55% proved developed reserves. The acquired assets will be operated by Warren, are 100% held by production and are complemented with complete midstream infrastructure.

In addition, simultaneously with close of the Marcellus acquisition, we will enter into an amended and restated five-year credit facility with Bank of Montreal, as administrative agent, which will provide for a maximum credit amount of $750 million and an initial borrowing base of $225 million.

Recent Operational Developments

Marcellus, Pennsylvania

Warren’s acquisition of Marcellus assets, as described above, will have an economic effective date of July 1, 2014. Cash flows generated from production subsequent to July 1, 2014 until the close date will be recorded as a purchase price adjustment following the close of the acquisition, and will not be otherwise reflected in Warren’s results. Accordingly, it is expected that production and results from these assets subsequent to close of the acquisition will be reflected in Warren results in the third quarter of 2014.

For the second half of 2014, Warren is budgeting an additional $18.7 million of capital expenditures in the Marcellus to complete three previously drilled wells and drill four additional wells. Warren expects to start realizing sales from these wells in the first quarter of 2015.  Going forward, Warren plans to maintain a one rig drilling program in the Marcellus, which is expected to drive continued production growth while maximizing capital efficiency. Development expenditures in the Marcellus are expected to be self-funded and the assets are expected to generate positive free cash flow.

Wilmington Field, California

A total of fifteen wells were drilled in California during the second quarter, eight at the Wilmington Townlot Unit, or “WTU”, and seven at the North Wilmington Unit, or “NWU”. At the WTU, Warren drilled one Tar producer with one injector, three Ranger producers with one injector and one Ford producers with one injector. The thirty day average initial production rate of the new Tar well was 96 barrels of oil per day (“BOPD”) and the three new Ranger wells averaged 44 BOPD. The new Ford well had a thirty day average production rate of 70 BOPD.

At the NWU, Warren drilled five producers and two injectors in the Ranger formation. Three of the new Ranger wells had a thirty day average production rate of 66 BOPD.

Subsequent to the end of the second quarter, Warren also drilled another two Ranger producer wells in the WTU, in addition to conducting workover operations on a Ranger producer well and a Tar injector well. In the NWU, subsequent to June 30th the Company drilled a Ranger producer well and a Ranger injector well, in addition to conducting workover operations on a Ranger producer well. The producer wells are expected to commence production in the third quarter.

In July Warren repaired gathering and pipeline infrastructure in the NWU.  This required a shut down for approximately 2 weeks and a gradual ramp up of production, which is reflected in the third quarter’s guidance.

Second quarter capital expenditures for the Wilmington Field were $25.3 million. These capital expenditures consisted of $22.9 million for drilling and development operations and $2.4 million for facilities improvements and infrastructure costs.

Leroy Pine Project, California

During the second quarter of 2014, Warren completed the installation, commissioning and start-up of temporary facilities for the Leroy Pine Project.

Additionally, completion operations were initiated in the second quarter on two of the first three wells drilled in 2013, the Silva Mead 1 and Leroy 1. Subsequent to the second quarter, both wells were worked over with a refined technique to optimize inflow to facilitate oil production while limiting water inflow from lower zones. Production from these two wells will be shared once more information is available.

Second quarter capital expenditures for the Leroy Pine Project were $1.7 million, which consisted of $0.9 million for completion operations and $0.8 million for the construction of temporary facilities.

Wyoming Coalbed Methane (CBM)

During the second quarter, Warren commenced its 2014 CBM drilling program in the Spyglass Hill Unit in the Atlantic Rim area of Wyoming, with four CBM producer wells drilled in June.

Subsequent to the end of the quarter, the Company drilled fourteen producer wells and one injector well. Completion operations on the producer wells are expected to commence in August.

Wyoming capital expenditures for drilling, completion and facilities were $6.3 million in the second quarter.

Debt and Liquidity

At June 30, 2014, Warren had approximately $1.8 million in cash and cash equivalents, with $81.5 million outstanding under its $175 million borrowing base and available borrowing capacity of $93.5 million, for total available liquidity of $95.3 million.

Hedges

The Company’s current hedges in place as of August 11, 2014 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period

Oil Hedges
Oil Swap	Brent	$104.30	700 Bbl/d	07/01/14 - 09/30/14
Oil Swap	Brent	$102.12	800 Bbl/d	07/01/14 - 12/31/14
Oil Swap	NYMEX	$101.67	300 Bbl/d	10/01/14 - 12/31/14

Natural Gas Hedges
Gas Swap	NYMEX	$3.79	7,000 MMBtu/d	07/01/14 -12/31/14
Gas Swap	NYMEX	$4.18	2,000 MMBtu/d	07/01/14 -12/31/14
Gas Swap	NYMEX	$4.27	3,000 MMBtu/d	07/01/14 -12/31/14
Gas Swap	NYMEX	$4.18	3,000 MMBtu/d	01/01/15 -12/31/15
Basis Swap*	CIG to NYMEX	$0.20	6,000 MMBtu/d	07/01/14 -12/31/14

*This represents a differential spread between NYMEX and CIG pricing.

Production Guidance

The table below sets forth Warren’s forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending	Full Year ending
	September 30, 2014	December 31, 2014
Oil (MBbl)	270 – 280	1,150 – 1,250
Gas (MMcf)*	4,400 – 4,900*	13,150 – 14,650*
Oil Equivalent (MBOE)*	1,003 – 1,097*	3,342 –3,692*

*Production guidance for natural gas and total volumes for the third quarter and full year 2014 has been updated to reflect expected results from the Marcellus acquisition expected to be consummated on August 11, 2014.

*3Q14 and FY14 Marcellus production guidance excludes approximately 2.6 net Bcf of natural gas volumes from July 1, 2014 through the expected close of the acquisition on August 11, 2014, of which Warren will get the benefit but which will be accounted for as an adjustment to the acquisition purchase price in accordance with U.S. GAAP.

Financial and Statistical Data Tables

Following are financial highlights for the comparative three and six months ended June 30, 2014 and 2013. All production volumes and dollars are expressed on a net revenue interest basis.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2014	2013	2014	2013
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$33,572	$30,735	$66,451	$61,554
Transportation revenue	1,422	—	2,745	—
	34,994	30,735	69,196	61,554
Operating Expenses
Lease operating expenses and taxes	9,208	8,330	18,710	18,126
Depreciation, depletion and amortization	10,535	11,810	20,889	23,381
Transportation expense	551	—	1,116	—
General and administrative	3,867	3,930	7,833	8,247

Total operating expenses	24,161	24,070	48,548	49,754

Income from operations	10,833	6,665	20,648	11,800

Other income (expense)
Interest and other income	2,228	16	2,362	31
Interest expense	(645)	(724)	(1,339)	(1,474)
Gain (loss) on derivative financial instruments	(1,668)	(3,260)	(2,661)	(1,695)
Total other income (expense)	(85)	(2,552)	(1,698)	252
Income before income taxes	10,748	9,217	18,950	12,052
Deferred income tax expense (benefit)	(6)	32	(14)	39
Net income	10,754	9,185	18,964	12,013
Less dividends and accretion on preferred shares	2	2	5	5

Net income applicable to common stockholders	$10,752	$9,183	$18,959	$12,008

Earnings per share - Basic	$0.15	$0.13	$0.26	$0.17
Earnings per share - Diluted	$0.15	$0.13	$0.26	$0.17

Weighted average common shares outstanding — Basic	73,651,858	72,283,896	73,379,507	72,138,686
Weighted average common shares outstanding — Diluted	73,904,104	72,852,877	73,558,350	72,723,453

Production Volumes and Commodity Price Realizations

	For the Three Months Ended		For the Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2014	2013	2014	2013

Production:
Gas - MMcf	1,627	1,592	3,230	3,130
Oil - MBbls	281	262	557	518
Total Equivalents (MBoe)	553	527	1,096	1,040

Realized Prices:
Gas - Mcf	$3.76	$3.60	$3.97	$3.40
Oil - Bbl	97.59	95.60	96.26	98.25
Total Equivalents (Boe)	60.76	58.33	60.65	59.20

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while at the same time excluding the fluctuations caused by changes in current assets and liabilities.

•                  EBITDA (earnings before interest expenses, income taxes, depreciation and amortization) is a non-GAAP measure. Management views this measure as useful because it indicates the Company’s ability to generate cash flow at a level that can sustain its operations and support its capital investment program. EBITDA is a commonly used measure by the Company and industry peers to evaluate and compare operational performance, as well as plan our capital expenditure programs. EBITDA is not a calculation based on GAAP, and, in measuring our Company’s performance, should not be considered as an alternative to net income/(loss) applicable to common shareholders, which is the most directly comparable GAAP financial measure.

•                  The PV-10 value represents a non-GAAP measure that differs from the standardized measure of discounted future net cash flows presented in Warren’s Form 10-K, which includes the effect of future income taxes. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. The PV-10 value represents the present value of future cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. We use PV-10 value when assessing the potential return on investment related to our oil and gas properties. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income, discretionary cash flow and EBITDA are non-GAAP measures, they may not necessarily be comparable to similarly titled measures employed by other companies or research analysts, which may calculate these figures differently than we do, limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income, cash flows from operating activities to discretionary cash flow, and net income to EBITDA for the three and six months ended June 30, 2014 and 2013 is provided in tables below.

Adjusted Net Income

The following table reconciles net income applicable to common shares to adjusted income (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share information)

Net income applicable to common shares	$10,752	$9,183	$18,959	$12,008
Unrealized derivative (gains) losses	191	(3,769)	(617)	(2,372)
Non-recurring G&A	104	54	580	686
Other non-recurring (income) expense	(2,211)	—	(2,211)	—
Adjusted net income	$8,836	$5,468	$16,711	$10,322
Adjusted net income per fully diluted share	$0.12	$0.08	$0.24	$0.14

Discretionary Cash Flow

The following table reconciles net cash provided by operating activities to discretionary cash flow* (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share information)

Net cash provided by operating activities	$23,860	$16,391	$39,351	$32,412
Net changes in working capital	(1,809)	1,684	1,021	1,886
Discretionary cash flow*	$22,051	$18,075	$40,372	$34,298
Discretionary cash flow per fully diluted share	$0.30	$0.25	$0.55	$0.47

*Cash flow from operations before changes in working capital

EBITDA

The following table reconciles net income to EBITDA (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per share information)

Net income applicable to common shares	$10,752	$9,183	$18,959	$12,008
Interest Expense	645	724	1,399	1,474
Income Tax Expense (Benefit)	(6)	32	(14)	39
DD&A	10,535	11,810	20,889	23,381
EBITDA	$21,926	$21,749	$41,233	$36,902

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s development activities are focused on oil in the Wilmington field in the Los Angeles Basin and the Leroy Pine Project in the Santa Maria Basin, both in California, and natural gas in the Washakie Basin in Wyoming and the Marcellus Shale in Wyoming County, Pennsylvania.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Robert Ferer

212-697-9660